Exhibit 99(c)(15)

CONFIDENTIAL DRAFT

Project Ocean Option B

Discussion Materials

Goldman, Sachs & Co.

July 22, 2008

Summary of Tower Proposals

($ in millions unless otherewise noted)

					Current Offer as of 21-Jul-08
	22-May-08		16-Jul-08		Current Price		1 Month VWAP
Stock Price
CastlePoint	$10.65		$9.28		$8.83		$9.43
Tower	27.23		19.73		18.68		23.40

Consideration
Per Share Consideration	$12.00		$9.87		$11.17	(1)	$13.53	(1)(2)
Premium to CastlePoint Stock Price	12.7%		6.4%		26.5%		43.5%

Net Aggregate Consideration for Equity(3)	$428.9		$352.6		$333.8		$418.2

Cash Consideration	$125.0		$125.0		$70.0		$70.0
% Cash	29.1%		35.5%		17.3%		14.3%
Stock Consideration	$303.9		$227.6		$333.8		$418.2
% Stock	70.9%		64.5%		82.7%		85.7%

Exchange Ratio
100% Stock	0.441	x	0.500	x	0.598	x	0.578	x
Stock Consideration	0.312		0.323		0.500		0.500

(1)       Includes extraordinary dividend to CastlePoint shareholders of $1.83 per share ($70mm divided by CastlePoint shares outstanding, including Tower ownership).

(2)       Per share consideration based on exchange ratio of 0.5x Tower 1 month VWAP plus per share extraordinary dividend.

(3)       Net of Tower’s current 6.7% ownership of CastlePoint.

Illustration of Proposed Collar Mechanics

Fixed Exchange Ratio with Symmetrical Collar

Consideration to be Received by CastlePoint

	Advantages		Considerations
Tower	•	When Tower’s share price increases outside collar ceiling, Tower delivers fewer shares	•	Risk of additional dilution exists if Tower’s share price falls outside collar floor
	•	Tower issues fixed number of shares as long as its share price is within collar	•	If Tower’s share price increases but remains within collar, higher implied value is received by CastlePoint

CastlePoint	•	Decrease in Tower’s share price below collar floor would result in additional shares to be issued to CastlePoint’s shareholders	•	Some downside risk exists if Tower’s share price decreases but remains within collar
	•	CastlePoint’s shareholders share in some upside if Tower’s share price increases but remains within collar	•	Ability to share upside of increase in Tower’s share price is capped

Pro Forma Impact at Various Tower Closing Prices

Illustration of Fixed Exchange Ratio with Symmetrical Collar

For Illustrative
Purposes Only

			Collar				Current				Collar
			Floor				Tower				Ceiling
Tower Closing Price	$13.08		$14.94		$16.81		$18.68		$20.55		$22.42		$24.28		$26.15
Premium / Discount to Current Tower Price	(30.0)%		(20.0)%		(10.0)%		0.0%		10.0%		20.0%		30.0%		40.0%
Consideration Paid to CastlePoint
Exchange Ratio - Stock Component(1)	0.571	x	0.500	x	0.500	x	0.500	x	0.500	x	0.500	x	0.462	x	0.429	x
Cash per Share - Extraordinary Dividend(2)	$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83
Stock Consideration per Share	7.47		7.47		8.41		9.34		10.27		11.21		11.21		11.21
Total Consideration	$9.30		$9.30		$10.23		$11.17		$12.10		$13.04		$13.04		$13.04
Transaction Premiums
Premium to Current	5.3%		5.3%		15.9%		26.5%		37.1%		47.6%		47.6%		47.6%
Premium to 30 Day VWAP	(1.4)		(1.4)		8.5		18.4		28.3		38.2		38.2		38.2
Transaction Multiples
2008 CastlePoint EPS (Mgmt)	6.16	x	6.16	x	6.78	x	7.40	x	8.02	x	8.64	x	8.64	x	8.64	x
30-Jun-2008 Book Value	0.82		0.82		0.91		0.99		1.07		1.16		1.16		1.16
31-Dec-2008 Book Value	0.77		0.77		0.84		0.92		1.00		1.08		1.08		1.08

Note: Transaction assumes an extraordinary dividend of $70mm, exchange ratio of 0.5x. CastlePoint A2 projections and Tower A2 projections provided by CastlePoint and Tower management, respectively. Pro forma adjustments per guidance of Tower management.

(1)	Exchange ratio based on Tower closing share price of $18.68 as of 21-Jul-2008.
(2)	Assumes $70mm in cash divided by CastlePoint shares outstanding including Tower-owned shares.

Pro Forma Impact at Various Tower Closing Prices

Illustration of Fixed Exchange Ratio with Asymmetrical Collar

For Illustrative
Purposes Only

			Collar		Current										Collar
			Floor		Tower										Ceiling
Tower Closing Price	$16.00		$18.00		$18.68		$20.00		$22.00		$24.00		$26.00		$28.00		$30.00		$32.00
	(14.3)%		(3.6)%		0.0%		7.1%		17.8%		28.5%		39.2%		49.9%		60.6%		71.3%
Consideration Paid to CastlePoint
Exchange Ratio - Stock Component(1)	0.563	x	0.500	x	0.500	x	0.500	x	0.500	x	0.500	x	0.500	x	0.500	x	0.467	x	0.438	x
Cash per Share - Extraordinary Dividend(2)	$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83		$1.83
Stock Consideration per Share	9.00		9.00		9.34		10.00		11.00		12.00		13.00		14.00		14.00		14.00
Total Consideration	$10.83		$10.83		$11.17		$11.83		$12.83		$13.83		$14.83		$15.83		$15.83		$15.83
Transaction Premiums
Premium to Current	22.6%		22.6%		26.5%		34.0%		45.3%		56.6%		67.9%		79.3%		79.3%		79.3%
Premium to 30 Day VWAP	14.8		14.8		18.4		25.4		36.0		46.6		57.2		67.8		67.8		67.8
Transaction Multiples
2008 CastlePoint EPS (Mgmt)	7.18	x	7.18	x	7.40	x	7.84	x	8.50	x	9.16	x	9.83	x	10.49	x	10.49	x	10.49	x
30-Jun-2008 Book Value	0.96		0.96		0.99		1.05		1.14		1.23		1.31		1.40		1.40		1.40
31-Dec-2008 Book Value	0.89		0.89		0.92		0.98		1.06		1.14		1.22		1.31		1.31		1.31

Note: Transaction assumes an extraordinary dividend of $70mm, exchange ratio of 0.5x. CastlePoint A2 projections and Tower A2 projections provided by CastlePoint and Tower management, respectively. Pro forma adjustments per guidance of Tower management.

(1)	Exchange ratio based on Tower closing share price of $18.68 as of 21-Jul-2008.
(2)	Assumes $70mm in cash divided by CastlePoint shares outstanding including Tower-owned shares.